Exhibit 10.21

W. P. CAREY INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made the 13th day of November, 2012 by W. P. Carey Inc. (the “Company”), a New York corporation at 50 Rockefeller Plaza, New York, NY 10020, and Catherine Rice (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is seeking to recruit a chief financial officer with experience in the financial aspects of operating a publicly traded real estate investment trust;

WHEREAS, Executive has such financial knowledge and experience;

WHEREAS, the Company wishes to obtain Executive’s skills and services, and Executive is willing to commit to provide her services in return for the benefits described herein;

NOW, THEREFORE, intending to be legally bound hereby, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company upon the following terms and conditions:

1.                                    Position and Duties.  Executive shall become a full time employee of the Company on January 7, 2013 (the “Commencement Date”).  Executive shall assume the position of Chief Financial Officer of the Company on March 1, 2013.  Executive shall also serve the Company in such other positions as may from time to time be determined by the board of directors of the Company (the “Board”) or the Chief Executive Officer of the Company (“CEO”).  Executive shall have such duties and power in such positions as are reasonable and customary for such positions and such other duties and powers consistent with Executive’s experience and abilities as may be assigned to her from time to time by the Board or the CEO.  Executive shall report to the CEO.  Executive will devote her full business time, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability, to the duties assigned to her and shall use her best efforts, judgment, skill and energy to perform such services faithfully and diligently to further the business interests of the Company; provided that nothing contained herein shall preclude Executive from (i) serving on the board of directors of any business corporation with the consent of the Board or (ii) serving on the board of, or working for, any charitable or community organization, so long as such activities, individually or collectively, do not interfere with the performance of Executive’s duties hereunder.

2.                                    Term.  This Agreement shall be for a term commencing on Commencement Date and ending on March 31, 2016, unless sooner terminated as hereinafter provided.  Notwithstanding the immediately preceding sentence, unless the Company shall notify Executive or Executive shall notify the Company, in either case, in writing not later than January 15, 2016 (or, if the term of this Agreement has already been extended in accordance with this Paragraph 2, the January 15 immediately preceding the expiration of the then current term of this Agreement), that it or she does not wish the term of this Agreement to be extended, the term of this Agreement shall be extended for an additional three-year period effective upon the first day following the expiration of the then current term (the “Renewal Date”).  Promptly following the last date upon which notice of non-renewal could be given with respect to a Renewal Date, the Company shall make awards of restricted stock, restricted stock units or performance share units to Executive in respect of a number of shares having a value, measured at the date of grant, at least equal to the target value at the initial grant date of, and having terms and conditions (with appropriate adjustments to reflect the later applicable grant dates) that, in the aggregate, are no less favorable to Executive than those applicable with respect to, the Initial Agreement Grant, as set forth in Paragraph 4 hereof (the “Renewal Grant”); provided, however, that, if subsequent to the Commencement Date (or, if applicable, the date of the last Renewal Grant) the Company shall have changed the performance criteria applicable to performance share unit awards (and the Renewal Grant is in whole or in part in the form of a performance share unit award) or elected to provide annual long-term incentive awards generally to its employees on materially different terms and conditions than had been used with respect to awards in effect at the relevant date, then the terms and conditions then applicable to similar long-term incentive awards being granted by the Company shall be applied to the Renewal Grant.  For the avoidance of doubt, no Renewal Grant shall be made at any time following delivery by either party of timely written notice that the term of this Agreement shall not be further extended.  The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

3.                                    Compensation.

(a)                               Base Salary.  During the Employment Period, Executive shall receive an annual base salary (“Base Salary”) at the rate of $400,000, which shall be payable in accordance with the Company’s generally applicable payroll practices and policies.  The Committee or its designee shall periodically review Executive’s Base Salary in light of the salaries paid to other officers of the Company, the performance of Executive, and Executive’s total compensation from the Company and the Committee or its designee, as applicable, may, in its sole discretion, authorize an increase in such Base Salary by such amount it determines to be appropriate.  Any such increase shall not reduce or limit any other obligation of the Company hereunder.

(b)                              Incentive Compensation.  During the term of the Employment Period, Executive shall be eligible to participate in the Company’s cash-based incentive compensation programs (including, without limitation, any program for the payment of commission income, disposition fees, and bonuses), as the same may be amended by the Company from time to time, at a level determined by the Committee.  Executive’s target annual incentive opportunity for any full calendar year of employment will be a range of from 100 to 300 percent of Executives’ annual base salary.  Executive’s actual incentive payments will be determined in the discretion of the Compensation Committee, based on its assessment of the Company performance, Executive’s individual performance and such other factors as it shall determined to be appropriate.  Accordingly, Executive’s actual incentive payments for any given period may be more than or less than such target opportunity, as determined by the Compensation Committee.

(c)                               Equity Compensation.  The Committee may in its discretion determine to grant Executive equity-based compensation (in addition to the grants referenced in Paragraph 2, if applicable, and Paragraph 4 below) at such times and subject to such terms and conditions as the Committee shall determine.  It is currently anticipated that Executive’s first awards (other than the Initial Agreement Grant) would be granted in the first quarter of 2014.  Target annual award levels for Executive’s position are currently 10,000 restricted stock units and 10,000 performance share units, but actual awards are subject to Compensation Committee approval and may be more or less than such targets based on the Committee’s assessment of such factors that its deems appropriate, including, without limitation, Executive’s performance.

4.                                    Inducement Stock Grant.  On or about February 15, 2013, Executive will receive an award pursuant to the Company’s then applicable equity compensation plan (the “Equity Plan”) of units representing a contractual right to receive 15,000 shares of the Company’s common stock (or, at the discretion of the Committee, actual shares of Common Stock) subject to the satisfaction of the terms and conditions specified herein or in the document governing the award (the “Initial Agreement Grant”).  The Initial Agreement Grant shall vest in three approximately equal installments on each of February 15, 2014, 2015 and 2016, subject to Executive’s continued employment through the applicable date.  The Initial Agreement Grant shall in all events be and become fully vested upon the occurrence of a Change in Control (as defined in the Company’s Equity Plan), in a manner consistent with the treatment of similar restricted stock unit awards previously granted under such Equity Plan.  The other terms and conditions of the Initial Agreement Grant, including the type of equity subject to such award, shall be established by the Committee in accordance with the terms and conditions of the Equity Plan.  The Initial Agreement Grant shall be in addition to, and not in lieu of, any equity grant Executive may be entitled to receive pursuant to Paragraph 3(c).

5.                                    Benefits, Perquisites and Expenses.

(a)                               Benefits.  During the Employment Period, Executive shall be eligible to participate in each employee benefit plan sponsored or maintained by the Company, subject to the generally applicable provisions thereof.  Among the benefits currently maintained by the Company is a qualified profit sharing plan pursuant to which the Company may elect to make annual contributions of up to 15% of the covered compensation of each eligible participant, subject to and in accordance with the terms and conditions of such plan.  Nothing in this Agreement shall in any way limit the Company’s right to amend or terminate any employee benefit plan in its discretion, so long as any such amendment does not impair the rights of Executive without treating similarly situated executives in a similar fashion.

(b)                              Business Expenses.  The Company agrees to reimburse all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company, for the period beginning upon the Commencement Date and ending upon the termination of the Agreement.  Such expenses shall be reimbursed in due course in accordance with the Company’s standard practices, and all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of Executive’s taxable year following the taxable year in which the expense was incurred.  The amount of reimbursable expenses incurred in one taxable year of Executive shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, solely in the event that reimbursement of such expenses is conditioned upon a separation from service, such reimbursement shall be made to Executive upon the first day following the six (6) month anniversary of the date of such separation from service.

(c)                               Indemnification.  The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance of services as an officer, director or Executive of the Company or any of its subsidiaries or in any other capacity in which Executive serves at the request of the Company on the same basis as it indemnifies its other officers pursuant to and in all circumstances subject to the terms and conditions of the Director and Officer Indemnification Policy of W. P. Carey Inc.(or any successor policy thereto), as in effect at the relevant time, and as the such policy may be amended from time to time.

6.                                    Termination of Employment.

(a)                               Early Termination of the Employment Period.  Notwithstanding Paragraph 2, the Employment Period shall end upon the earliest to occur of (i) a termination of Executive’s employment on account of Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) a Termination Without Cause or (v) a Termination with Good Reason.

(b)                              Benefits Payable Upon Termination.  Following the end of the Employment Period pursuant to Paragraph 6(a), Executive (or, in the event of her death, Executive’s surviving spouse, if any, or estate) shall in all events be paid the Earned Basic Compensation and Accrued Employee Benefits.  In the event of a Termination Without Cause or Termination with Good Reason, so long as Executive executes (and has not revoked) a general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Required Release”) not later than 60 days following Executive’s termination of employment, Executive shall also be entitled to receive the Severance Benefit and Equity Acceleration, as such terms are defined below.  The Earned Basic Compensation, Accrued Employee Benefits and, if applicable, the Severance Benefit shall be payable at the times established pursuant to Paragraph 6(c).

(c)                               Timing of Payments.  Earned Basic Compensation shall be paid in a single lump sum as soon as practicable, but in no event more than 30 days, following the end of the Employment Period; provided that with respect to any amounts governed by a program that contains a stated payment provision, payment shall occur in accordance with the timing specified in the applicable program governing such element of compensation.  Equity Acceleration shall occur, to the extent applicable and subject to the delivery (and non-revocation) of the Required Release, upon the occurrence of a Termination Without Cause or Termination with Good Reason, with any payment or distribution of the shares corresponding to the Initial Agreement Grant made in a single lump sum as soon as practicable, but in no event later than 60 days, following such termination, unless Executive had previously elected to defer delivery of some or all such shares upon vesting, in which case the affected shares shall be delivered in accordance with the terms of the plan provisions governing such deferral.  Accrued Employee Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.  Severance Benefits shall be paid, subject to the delivery (and non-revocation) of the Required Release, on the same regularly-scheduled payroll dates as Executive would have received her base salary had she continued to be employed and for the period ending on the first to occur of (i) the applicable anniversary of Executive’s Termination Without Cause or Termination with Good Reason, as determined based on whether subclause (i)(A) or (i)(B) of the definition of Severance Benefits is applicable, and (ii) the date on which Executive breaches any of the provisions of Paragraph 7 hereof; provided, however that (x) if the latest date by which the Required Release must be delivered is in a different calendar year than the date on which Executive’s employment terminates, any payment of Severance Benefits that, pursuant to such normal payroll schedule, would have been made earlier than such latest date for delivery of the Required Release shall be made on the 61st day following the date on which Executive’s employment terminates and (y) if Executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no taxable amounts payable by the Company to Executive pursuant to Paragraph 6 and other Company separation pay plan amounts, including bonus and other amounts that are conditioned upon a separation from service and not compensation Executive could receive without separating from service, shall be paid during the six (6) month period following her separation from service and, to the extent otherwise payable during such six (6) month period, shall be accumulated and paid on the first business day following the six (6) month anniversary of her separation from service, with interest for such period at a rate equal to the one-year Treasury bill rate as quoted in The Wall Street Journal (or in such other reliable publication as the Executive Committee, in its reasonable discretion, may determine to rely upon) from the date they would otherwise have been payable to the date actually paid; provided further, that taxable amounts remaining due pursuant to Paragraph 6 following the expiration of the six (6) month delay period shall be paid on regularly-scheduled payroll dates as described in this Paragraph 6(c).

(d)                             Definitions.  For purposes of Paragraphs 6 and 7, capitalized terms have the following meanings:

“Accrued Employee Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of her termination without regard to the performance by Executive of further services or the resolution of a contingency.

“Earned Basic Compensation” means any salary or other compensation (including, but not limited to, any deferred commission payments) due and payable, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends.

“Equity Acceleration” shall mean that any portion of the Initial Agreement Grant that has not become vested upon the date on which any Termination Without Cause or Termination with Good Reason occurs shall fully and immediately vest upon such occurrence.

“Severance Benefits” means bi-weekly payments until the earliest of the following dates:

(i)                                  (A) the first anniversary of Executive’s Termination Without Cause or Termination with Good Reason, if such event occurs at any time other than as described in subclause (B), or (B) the second anniversary of Executive’s Termination Without Cause or Termination with Good Reason if such event occurs within one year following a Change in Control of the Company (as defined in the Company’s Equity Plan); and

(ii)                              the date the Company’s obligation to pay Severance Benefits ceases as a result of Executive’s breach any of the provisions of Paragraph 7;

in an amount equal to the sum of (x) Executive’s bi-weekly base salary as in effect immediately prior to her termination of employment and (y) an amount equal to one-twenty-sixth of the average of the last three annual bonuses (or all annual bonuses, if less than three) previously received by Executive for services to the Company.

“Termination for Cause” means a termination of Executive’s employment by the Company as a result of Executive’s (i) conviction of a felony (other than one related to the operation of a motor vehicle) or the entering by Executive of a plea of nolo contendere to such a felony charge; (ii) gross neglect, willful malfeasance or willful gross misconduct in connection with her employment hereunder which has had or could reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a material violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the

Company’s code of conduct; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into her or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of Paragraph 7; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) at least four consecutive months or (ii) more than six months in any twelve month period.  Any question as to the existence, extent or potentiality of Executive’s disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company.  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Termination with Good Reason” by Executive means within 90 days following (i) a material adverse change in Executive’s duties and responsibilities; (ii) a material reduction in Executive’s base salary (other than a proportionate adjustment applicable generally to similarly situated Company employees); or (iii) the relocation of Executive’s principal place of business to a location more than thirty-five miles outside of Manhattan; provided that a termination shall not be treated as a Termination with Good Reason if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination with Good Reason.  A Termination with Good Reason must be effected by a written notice from Executive setting forth in reasonable detail the conduct alleged to be the basis for such termination, provided that, Executive shall not have the right to terminate her employment hereunder pursuant to a Termination with Good Reason (A) if, within the 30-day period following receipt of Executive’s written notice, the Company shall have substantially cured the conduct alleged to have caused the activities giving rise to the basis for such Termination with Good Reason and (B) unless Executive actually terminates employment within 30 days following the end of the Company’s cure period.

“Termination Without Cause” means any termination by the Company of Executive’s employment with the Company other than (i) a Termination due to Disability, (ii) a Termination due to death or (iii) a Termination for Cause.

7.                                    Non-Competition, Confidential Information, Etc.

(a)                               Noncompetition.  During Executive’s employment with the Company and, upon termination of Executive’s employment with the Company, during the following post-termination periods, to the extent applicable to such termination: (x) if such termination occurs during the term of this Agreement, the 18 month period following the termination of Executive’s employment or (y) if such termination occurs after the expiration of this Agreement in accordance with its terms (a “Contract Expiration”), the period, if any, following termination of Executive’s employment and through the first anniversary of the Contract Expiration, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a stockholder owning beneficially or of record more than 5% of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, partner, consultant, joint venturer, proprietor, or otherwise, engage in or have a financial interest in any Competing Business in the United States or in any other jurisdiction in which the Company is actively engaged in business or with respect to which, at the time of Executive’s action (or, if Executive is not an employee of the Company at such time, the date her employment with the Company terminated), the Company had taken material steps toward becoming actively engaged in such business.  For purposes of this Agreement, the term “Competing Business” shall mean any business which is engaged in (i) the business of structuring, obtaining the financing for (including, but not limited to, raising capital for investment funds or vehicles established to invest in transactions sponsored, arranged or facilitated by the Company), or otherwise implementing or facilitating long-term financing of corporate property using leasing arrangements (“Leasing Transactions”) or (ii) any activities that (x) compete with any aspect of the Company’s business that accounted for at least 5% of the Company’s revenues or profits in any four of the last eight completed fiscal quarters of the Company ended prior to Executive’s termination of employment or (y) compete or would compete with any business activities to which the Company has committed significant resources to expand its presence, or to enter into or otherwise commence, during the two year period prior to Executive’s termination of employment and that the Company is still actively pursuing at the date of Executive’s termination of employment (the activities described in subclauses (x) and (y) hereafter called the “Other Material Operations”); provided that nothing in this Agreement shall preclude Executive from providing services to any Competing Business so long as such services do not relate, directly or indirectly, to Leasing Transactions or Other Material Operations.  The Company and Executive acknowledge and agree that the provisions of this Paragraph 7(a) are intended to protect the legitimate business interests of the Company and not to restrain the ability of Executive to obtain gainful employment.

(b)                              Confidential Information.  During the term of this Agreement and at all times thereafter, Executive shall not, without the written consent of the Company, use for her personal benefit, or disclose, communicate or divulge to, or use for any company other than the Company or its subsidiaries or affiliates, any Confidential Information (as defined below) that had been made known to Executive or learned or acquired by Executive while in the employ of Company or its subsidiaries or affiliates, unless such information has become public other than by reason of Executive’s breach of this covenant.  Confidential Information shall mean

(i)                                  information not in the public domain (or in the public domain as a result of a breach by Executive or another employee of the Company who is also bound by a similar confidentiality clause) regarding the business methods, business policies, procedures, techniques, research or developments projects or results, trade secrets, or other processes of or developed by the Company;

(ii)                              any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients not in the public domain (or in the public domain as a result of a breach by Executive or another employee of the Company who is also bound by a similar confidentiality clause); and

(iii)                          any other material information not in the public domain (or in the public domain as a result of a breach by Executive or another employee of the Company who is also bound by a similar confidentiality clause) relating to or dealing with the business operations or activities of the Company which has been designated by the Company as confidential or which, if disclosed to any third party, would result in a material adverse effect to the Company.

(c)        CPAs and Other Collective Investment Vehicles.  Executive acknowledges and agrees that (i) the business activities conducted by the Company and its affiliates for or on behalf of any Company sponsored trust, fund or other collective investment vehicle, including, without limitation, Corporate Property Associates 16 – Global Incorporated, Corporate Property Associates 17 – Global Incorporated, Corporate Property Associates 18 – Global Incorporated, Carey Watermark Investors Incorporated, Carey Self-Storage Fund, LLC, and any successors to any of them (collectively, the “Sponsored Funds”), are of critical importance to the business operations, investment strategies and profitability of the Company, (ii) the Company has expended substantial resources and expense to develop such business and the good will related thereto; and (iii) by virtue of her position as with the Company, Executive has been afforded a unique management and advisory relationship with the Sponsored Funds that has been developed and cultivated using Company resources and Confidential Information.  Accordingly, and without limiting any other provision in this Agreement, including, without limitation, the confidentiality, non-competition and non-solicitation provisions of Paragraphs 7(a), (b) and (f), Executive agrees that, during and following her termination of employment with the Company for any reason, she shall not on her own behalf or on behalf of any third party solicit or engage in any business activities with any of the Sponsored Funds or any other collective investment vehicle that may be sponsored by the Company that is substantially similar to a Sponsored Fund (each, a “Sponsored Entity”), in each case that exists as of, or as to which the Company had devoted significant efforts and/or expense to develop or commence prior to, the date of Executive’s termination of employment, that would disrupt, damage or diminish the business activities, or otherwise impair, impede or interfere with the relationship, between the Company and any such Sponsored Entity.  The restriction contained in this Paragraph 7(c) shall cease to apply in respect to a Sponsored Entity at the third anniversary of the termination of Executive’s employment.

(d)       Company Property.  Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under her control.

(e)        Nonsolicitation of Employees.  During Executive’s employment with the Company and, upon termination of  Executive’s employment with the Company, during the following post-termination periods, to the extent applicable to such termination: (x) if such termination occurs during the term of this Agreement, the 24 month period following the termination of Executive’s employment or (y) if such termination occurs after a Contract Expiration, the period, if any, following termination of Executive’s employment and through the first anniversary of the Contract Expiration, Executive agrees that she will not and will not assist or encourage any other person to (i) employ, hire, engage or be associated (as a shareholder, partner, employee, consultant or in a similar capacity) with any employee or other person connected with the Company or any of its affiliates who rendered services in a management position that afforded such person the opportunity to earn an incentive bonus or in any other position that afforded such person the opportunity to receive commissions, advisory fees or similar incentive payments in respect of the person’s services, including, without limitation, all persons who provide direct and substantial services with respect to Leasing Transactions (the “Restricted Employees”), at the time of such termination or during any part of the six months (three months, in the case of any employee who was not also an officer of the Company) preceding such termination of employment, (ii) induce any Restricted Employees to leave the employ of the Company or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on her own behalf or on behalf of any other business enterprise.  For the avoidance of doubt, it shall not be a violation of this Paragraph 7(d) for an entity to which Executive provides services to hire or otherwise retain the services of a Restricted Employee unless Executive provides such entity assistance in the recruiting, hiring or retention of such Restricted Employee.

(f)        Nonsolicitation of Business Associates.  Executive agrees that, during the term of this Agreement and for a period of 24 months after her termination of employment with the Company, she will not engage in Leasing Transactions or Other Material Operations in which Executive solicits for herself or for any third party the business of any person who at any time during the twelve month period ended on the date Executive’s employment with the Company terminates was (i) a Corporate Client (as defined below) with whom Executive had dealings, contact or involvement during the twenty-four month period ended on the date Executive’s employment with the Company terminates (the “Prior Contact Period”); (ii) an investor (a “Fund Investor”) in any fund or investment vehicle managed or maintained by any of the Company, its subsidiaries or its affiliates, including, without limitation, the Sponsored Funds (a “Fund Vehicle”) who satisfied the conditions to qualify as a “qualified institutional buyer” as defined in Rule 144A as promulgated under the Securities Act of 1933, as amended, with whom Executive had dealings, contact or involvement during the Prior Contact Period; (iii) a person or entity who served as a representative of investors in connection with the investments in any Fund Vehicle or who was otherwise engaged in raising capital or other financing for any such Fund Vehicle; or (iv) a person or entity which (x) materially assisted or provided other material services or support that substantially facilitated or otherwise contributed to the Company’s ability to pursue or effect Leasing Transactions or Other Material Operations and (y) had direct and substantial dealings, contact or involvement, while acting on behalf of the Company or its affiliates or any Fund Vehicle, with any Corporate Client or Fund Investor during the Prior Contact Period.  For purposes of this Paragraph 7(e), the term “Corporate Client” means (i) any business entity, regardless of form, which obtains financing or liquidity through effecting a

Leasing Transaction with the Company or any of its subsidiaries or affiliates, (ii) any business entity, regardless of form, which engaged as a principal in any transaction representing part of the Company’s Other Material Operations, and (iii) each affiliate of any such business entity identified in subclause (i) or (ii), but specifically excluding its private equity sponsors.

(g)        Injunctive Relief.  Executive agrees and acknowledges that the remedies at law for any breach by her of the provisions of this Paragraph 7 will be inadequate and that the Company shall be entitled to obtain injunctive relief against her from a court of competent jurisdiction in the event of any such breach.  If any such court of competent jurisdiction shall determine that the restrictions contained in this Paragraph 7 are unreasonable as to time or geographical area, such court shall reform said restrictions to the extent necessary in the opinion of such court to make them reasonable and enforceable.

8.         Miscellaneous.

(a)        Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(b)        Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York notwithstanding any conflicting choice-of-law provisions.

(c)        Notices.  All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been given when delivered in person or when deposited in the United States mail in a postpaid envelope by registered or certified mail, return receipt requested, by overnight courier service or by facsimile (with receipt confirmed and followed by delivery of an original via overnight courier service).

(d)       Binding Effect.  This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company in which Executive performs a majority of her services, unless the Company otherwise elects in writing to retain responsibility for the duties and obligations of the Company (and the benefits conveyed to the Company) under this Agreement.  This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(e)        Assignment.  Except as provided under Paragraph 8(d), neither this Agreement nor any of the rights of obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(f)        Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and both of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(g)        Severability; Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  In the event any of Paragraph 7(a), (b), (c), (d), (e) or (f) is not enforceable in accordance with its terms, Executive and the Company agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(h)        Entire Agreement.  Except to the extent that the letter agreement between the Company and Executive relating to her recommencement of employment is expressly incorporated herein, this Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

(i)         Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(j)         Gender, Etc.  Words used herein, regardless of the number and gender specifically used, shall be deemed construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(k)        Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

(l)         409A Compliance.  This Agreement is intended to comply with the requirements of Section 409A of the Code, including good faith, reasonable statutory interpretations of Section 409A that are contrary to the terms of the Agreement, if any.  Consistent with that intent, this Agreement shall be interpreted in a manner consistent with Section 409A.  In the event that any provision that is necessary for the Agreement to comply with Section 409A is determined by the Company, with the consent of Executive, to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Agreement.  Any “separation from service” within the Employment Agreement shall be construed consistent with Section 409A of the Code and the regulations thereunder.  The term “termination,” when used within the Employment Agreement in the context of a condition to, or timing of, payment shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

W. P. CAREY INC.

By	/s/ Trevor P. Bond

/s/ Catherine Rice
CATHERINE RICE

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